Registration No. 333-180300-03
Dated March 23, 2012
Securities Act of 1933, Rule 424(b)(2)

UNDERLYING SUPPLEMENT TO THE PROSPECTUS SUPPLEMENT DATED MARCH 23, 2012
AND PROSPECTUS DATED MARCH 23, 2012

Credit Suisse AG

Medium-Term Notes

Underlying Supplement for the S&P 500 VIX Futures Short Volatility Hedged™ Index TR—Mid Term

As part of our Medium-Term Notes program, Credit Suisse AG (“Credit Suisse”) from time to time may offer certain securities (the “securities”), linked to the performance of the S&P 500 VIX Futures Short Volatility Hedged™ Index TR—Mid Term, which we refer to as the “index.” This prospectus supplement, which we refer to as an “underlying supplement,” describes the index. The specific terms of each security offered will be described in the applicable pricing supplement and product supplement.

You should read this underlying supplement, the related prospectus and related prospectus supplement both dated March 23, 2012, the applicable product supplement and pricing supplement, and any applicable free writing prospectus (each, an “offering document” and collectively, the “offering documents”) carefully before you invest. If the terms described in the applicable pricing supplement are different or inconsistent with those described herein (or with those described in the prospectus, prospectus supplement, any applicable product supplement or any applicable free writing prospectus), the terms described in the applicable pricing supplement will control. Terms not defined herein are used in accordance with the applicable product supplement and pricing supplement.

Investing in the securities involves a number of risks. Please refer to the “Risk Factors” section beginning on US-3, the “Risk Factors” section in the accompanying product supplement and the “Selected Risk Considerations” section in the applicable pricing supplement for risks related to an investment in the securities, as applicable.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities or determined if this underlying supplement or any other offering document to which it relates is truthful or complete. Any representation to the contrary is a criminal offense.

Credit Suisse

The date of this underlying supplement November 1, 2013.

TABLE OF CONTENTS

Page

The Securities	US-1
Summary	US-1
Risk Factors	US-3
The Index	US-10
Market Disruption Events	US-22
Changes to the Calculation of the Index	US-24
Material U.S. Federal Income Tax Considerations	US-25

THE SECURITIES

We are responsible for the information contained and incorporated by reference in this underlying supplement. As of the date of this underlying supplement, we have not authorized anyone to provide you with different information, and we take no responsibility for any other information others may give you. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this document or other offering documents is accurate as of any date other than the date on the front of this document.

We are offering securities for sale in those jurisdictions in the United States where it is lawful to make such offers. The distribution of the offering documents and the offering of securities in some jurisdictions may be restricted by law. If you possess the offering documents, you should find out about and observe these restrictions. The offering documents are not an offer to sell the securities and are not soliciting an offer to buy the securities in any jurisdiction where the offer or sale is not permitted, or where the person making the offer or sale is not qualified to do so, or to any person to whom such offer or sale is not permitted. We refer you to the “Underwriting (Conflicts of Interest)” section of the applicable product supplement and the “Supplemental Plan of Distribution (Conflicts of Interest)” section of the applicable pricing supplement for additional information. If the terms described in the applicable pricing supplement are different or inconsistent with those described herein, the terms described in the applicable pricing supplement will control.

In the offering documents, unless otherwise specified or the context otherwise requires, references to “we,” “us” and “our” are to Credit Suisse and its consolidated subsidiaries, and references to “dollars” and “$” are to U.S. dollars.

SUMMARY

The index is designed to provide a short volatility profile offset against certain large volatility increases. Therefore, the performance of the index will depend largely on two important economic indicators: (1) the level of volatility as measured by futures contracts relating to the CBOE Volatility Index® (the “VIX Index”) and (2) the shape of the VIX futures curve, which is a measure of how VIX Index futures contract prices with different maturities relate to each other. The index provides long exposure to mid-term VIX futures contracts and short exposure to short-term VIX futures contracts. In general, this means that the index will increase in value if:

•	short-term VIX futures contracts decrease in value and mid-term VIX futures contracts increase in value; or

•
short-term VIX futures contracts increase (or decrease) in value, while mid-term VIX futures contracts also increase in value by a greater amount (or decrease in value by a lesser amount), depending on the relative weightings of the short- and mid-term VIX futures contracts at the time.

The performance of the index is also affected by the relative weightings of its exposure to the short- and mid-term VIX futures contracts during a given period of time. To the extent that the index is weighted more heavily to one set of VIX futures contracts than it is to the other, a change in the prices of the VIX futures contracts with the greater weighting will result in a larger change in the level of the index than will a change of the same magnitude for the other VIX futures contracts. Furthermore, because the index rebalances its theoretical exposure to the short- and mid-term VIX futures contracts on a daily basis, the weightings of the VIX futures contracts are dependent on the magnitude and paths of daily returns of the underlying VIX futures contracts during a given period of time. For example, if the prices of both the short- and mid-term VIX futures contracts were to decrease (or increase) every day during a period of time, the weighting of the short-term VIX futures contracts would increase (or decrease) while the weighting of the mid-term VIX futures contracts would decrease (or increase). As a result, the weights will diverge from their target weights over a given period of time, which could have a positive or negative effect on the performance of the index during that period. This path dependency is limited by the rebalancing mechanisms of the index, which are described under “The Index” below.

While the level of the VIX Index overall and the shape of the VIX futures curve is impossible to predict, the index may be positively or negatively impacted from movements in the VIX futures curve, including movements associated with movements in the level of the VIX Index. For example, if a decrease in the VIX index leads to a decrease in the prices of the short-term VIX futures contracts and a smaller corresponding decrease in mid-term VIX futures contracts, the level of the index would generally be positively affected, depending on the relative weightings of the short- and mid-term VIX futures contracts at the time. Conversely, if a rapid increase in the VIX Index leads to a rapid increase in short-term VIX futures contracts and a smaller corresponding increase in mid-term VIX futures contracts, the performance of the index would generally be adversely affected. However, if movements in the VIX Index lead to sustained increases in both the short- and mid-term VIX futures contracts, losses associated with the short exposure may be partially offset by gains associated with the long exposure, particularly if the daily rebalancing leads the weighting of the long exposure to increase and the weighting of the short exposure to decrease over the course of such sustained movement.

Please see “The Index” below for more information on the index. Investing in securities linked to the index is risky. Before investing in the securities, you should understand the risks described in “Risk Factors” in this underlying supplement.

RISK FACTORS

The following describes the most significant risks relating to the index. We urge you to read the following information about these risks, together with the other information in the offering documents, before investing in any securities related to the index.

The index is not linked directly to the CBOE Volatility Index®

The securities are linked to the daily performance of the index, which in turn is linked to the S&P 500 VIX Mid-Term Futures™ Index ER (the “mid-term base index”) and the S&P 500 VIX Short-Term Futures™ Index ER (the “short-term base index”), which models returns in certain futures contracts on the CBOE Volatility Index® (the “VIX Index”). The index, the base indices and these futures contracts will not necessarily track the performance of the VIX Index. This is because the underlying futures contracts do not track the current level of the VIX Index, but rather track the prices of futures on the VIX Index. Additionally, the rolling of the futures contracts reflected in the base indices may decrease your returns. For more information, please see “Risk Factors—Lower or higher prices for futures contracts underlying the base indices relative to the level of the VIX Index may adversely affect the value of the securities” below. A hypothetical investment that was linked directly to the performance of the VIX Index could generate a higher return than your securities.

The index is not linked to the options used to calculate the VIX Index, to the actual volatility of the S&P 500® Index or to the equity securities included in the S&P 500® Index

The index does not track actual volatility, nor does it directly track the forward volatility measured by the VIX Index. The VIX index measures the 30-day forward volatility of the S&P 500® Index as calculated based on the prices of certain put and call options on the S&P 500® Index. The actual volatility of the S&P 500® Index may differ significantly from the level predicted by the VIX Index. The index is based on the base indices, which depend on the underlying futures contracts on the VIX Index. Your securities are not linked to the realized volatility of the S&P 500® Index and will not reflect the return you would realize if you owned, or held a short position in, the equity securities underlying the S&P 500® Index or if you traded the put and call options used to calculate the level of the VIX Index.

The VIX Index is a theoretical calculation and is not a tradable index

While the index is indirectly linked to the VIX Index, the VIX Index is a theoretical calculation and cannot be traded on a spot price basis. The settlement price at maturity of the futures contracts on the VIX Index tracked by the base indices is based on this theoretically derived calculation. As a result the behavior of the futures contracts may be different from futures contracts whose settlement price is based on a tradable asset. Accordingly, it is not possible to know how the VIX Index will affect the index performance.

The index performance depends on the prices of VIX futures contracts and the shape of the VIX Index futures curve, which are impossible to predict

The index is designed to provide a short volatility exposure offset by certain volatility increases. It does this by linking to both short-term VIX futures contracts and mid-term VIX futures contracts. As a result, both the prices of VIX futures contracts generally and the shape of the VIX futures curve, which is a measure of how the short- and mid-term VIX futures contracts relate to each other, will affect the performance of the index, and they are impossible to predict. The price of short-term VIX futures contracts has sometimes been more sensitive than mid-term VIX futures contracts to jumps in volatility as measured by the VIX Index. In that case, it is possible that a rapid increase in the VIX Index would lead to a rapid increase in short-term VIX futures contracts and a smaller corresponding increase in mid-term VIX futures contracts, which would adversely affect the index. Similarly, decreases in the VIX Index have sometimes affected short-term VIX futures contracts more than mid-term VIX futures contracts. In that case, it is possible that a rapid decrease in the VIX index would lead to a rapid decrease in short-term VIX futures contracts and a smaller corresponding decrease in mid-term VIX futures contracts, which would positively affect the level of the index.

In general, the index will increase in value if (i) short-term VIX futures contracts decrease in value and mid-term VIX futures contracts increase in value, or (ii) short-term VIX futures contracts increase (or decrease) in value, while mid-term VIX futures contracts also increase in value by a greater amount (or decrease in value by a lesser amount), in each case depending on the relative weightings of the short- and mid-term VIX futures contracts at the time.

There are, however, economic scenarios where it is possible the index will decrease in value. For example:

•
Increases in short-term implied volatilty. In periods of economic crisis, it is possible that short-term volatility as measured by the level of short-term VIX futures contracts, will increase while mid-term volatility will not increase significantly, or not increase as much as short-term VIX futures contracts. This could be the case where the market assumes that over the medium term there will be a return to market normalcy.  Depending on the weightings of short- and mid-term VIX futures contracts (as described below), this type of environment could adversely affect the index.

•
Systemic uncertainty. It is possible that longer term periods of economic uncertainty due to macroeconomic factors (such as inflation, interest rates or the housing market) or governmental policy (such as fiscal policy or the possibility of government shut-downs) could generally increase the short- and mid-term volatility in unanticipated ways. For example, it is possible that both short- and mid-term VIX futures contracts increase rapidly which, depending on the weightings of those VIX futures contracts, could adversely affect the index.

These are just examples of the complex relationship between VIX futures contracts and how they perform relative to the index. You should not invest in the index unless you understand volatility, VIX futures contracts and the terms of the index.

The relative weightings of the index are path dependent and may adversely affect the performance of the index in unpredictable ways that diverge from the original investment profile

The index is linked to the daily performance of the base indices through thirteen hypothetical portfolios, each of which includes a 2x leveraged position in the mid-term base index (a “leveraged long leg”) and an inverse position in the short-term base index (an “inverse leg”). The leveraged long and inverse legs do not attempt to, and should not be expected to, provide returns that achieve the 2x leveraged or the inverse return of the respective base index, respectively, for periods other than a single day. This is because the each leg rebalances its theoretical exposure to the respective index on a daily basis, increasing or decreasing exposure as a result of daily changes in the respective base index. Therefore, the performance of the leveraged long and inverse legs will be dependent on the path of daily returns of the respective base index during a given period of time up until the quarterly rebalancing of the leveraged long and inverse legs back to their target weights, for a given portfolio. If the mid-term base index trends up, the exposure of each leveraged long leg should increase, while if the mid-term base index trends down or experiences volatility, the exposure of each leveraged long leg could decrease. If the short-term base index trends down, the exposure of each inverse leg should increase, while if the short-term base index trends up or experiences volatility, the exposure of each inverse leg could decrease. The net change in long or short exposure over a period in time depends on the magnitude of each move and paths of performance of the leveraged long and inverse legs during that time.

Each portfolio’s leveraged long and inverse legs are rebalanced every thirteen weeks back to their target weights, with the rebalancing day for each portfolio staggered evenly throughout a quarter (i.e., one portfolio is rebalanced every week). This rebalancing mechanism is designed to reduce the path-dependent nature of the index. However, the weights of the leveraged long and inverse legs of each portfolio will diverge from their target weights in between the applicable portfolio rebalancing days, which could have a positive or negative effect on the performance of the index during that period.

Consequently, over a period of time, the index may not achieve a short volatility exposure offset by certain volatility increases, which could adversely affect the level of the index, and therefore the value of your securities. Thus, you may receive less than the principal amount of your securities due to the strategy of the index. Please see “Risk Factors—The index performance depends on the level of the VIX Index and the shape of the VIX Index futures curve, which are impossible to predict” above. Please see “The Index—Overview of the Index” below for more information on the index.

Higher ranges of volatility of the base indices may adversely affect the level of the index

Daily rebalancing may impair the performance of each leveraged long and inverse leg if the respective base index experiences volatility, and such performance will be dependent on the path of daily returns during the holder’s holding period. If the current level of a leg increases, the amount of any decrease resulting from a subsequent adverse daily performance of the respective base index will increase accordingly. This is because the level of a leg on any day is equal to its level on the previous day multiplied by (a) one plus (b) the percentage change of the respective base index from the previous day (such percentage change multiplied by 2 in the case of a leveraged long leg and multiplied by -1 in the case of an inverse leg). This means that if the level of a leg increases, it will take smaller adverse daily performances to return to its starting level than would have been the case if its exposure were held constant. Alternatively, if the current level of a leg decreases, the amount of increase resulting from a subsequent beneficial daily performance of the respective base index will decrease accordingly. This means that if the level of a leg decreases, it will take larger beneficial daily performances to return to its starting level than would have been the case if its exposure were held constant. As a result, higher ranges of volatility of the respective base index may adversely affect the levels of the leveraged or inverse legs even if the performance of the respective base index is flat.

An investment in the securities is not a hedged investment in volatility, the VIX Index or in the base indices

The securities are linked to the index, which provides long exposure to mid-term VIX futures contracts and short exposure to short-term VIX futures contracts. The level of the index tracks the weighted average of the performance of each portfolio’s leveraged long and inverse legs. Because the leveraged long and inverse legs track different respective base indices, the performance of the index will be affected by the relationships between the direction and magnitude of movement of the base indices, which are unpredictable and may correlate with each other or offset each other in unpredictable ways. A beneficial performance of one base index may be partially or fully offset by adverse performance of the other. Alternatively, if the performance of each leg is adverse to the level of the index, the adverse performance will be additive. This means that if the levels of both the inverse and leveraged long legs decline, the level of the index will reflect the declines of both sets of legs. Such a scenario would adversely affect the value of the securities. The direction of the index and the extent of the offset will depend on the relative weightings of the index at a given time and may diverge from the original investment profile of the index. For more information, see “The Index” below.

Because the leveraged long and inverse legs track the mid-term base index and the short-term base index, respectively, the performance of one base index may offset the other in unpredictable ways, which may adversely affect the level of the index

The level of the index tracks the weighted average of the performance of each portfolio’s leveraged long and inverse legs. Because the leveraged long and inverse legs track different respective base indices, a beneficial performance of one base index may be partially or fully offset by adverse performance of the other. The direction of the index and the extent of the offset will depend on the relative weightings of the index at a given time and may diverge from the original investment profile of the index as set forth above. For example, if the exposure of the leveraged long leg is much larger than the inverse leg at a given time, decreases in the level of the short-term base index may be more than offset by a decrease in the level of the mid-term base index and the corresponding decrease in the exposure of the leveraged long leg. In this case, the performance of the index will not reflect a short volatility exposure. Please see “Risk Factors—The index performance depends on the level of the VIX Index and the shape of the VIX Index futures curve, which are impossible to predict” above.

Lower or higher prices for futures contracts underlying the base indices may adversely affect the value of the securities

The base indices are linked to futures contracts on the spot level of the VIX Index. These futures contracts are rolled forward every day. If the value a futures contracts has increased during the period in which the futures contract was included in the base index, the level of a base index may increase. If the value of a futures contracts has decreased during the period in which the futures contract was included in the base index, the level of a base index may decrease. This increase or decrease in the levels of the base indices (depending on the actual positions of the long and short exposure included in the index at that time) could adversely affect the level of the index, and thus the value of the securities.

Past performance of the index is no guide to future performance, and the index, the base indices and VIX futures have limited historical information

The actual performance of the index over the term of the offered securities, as well as the amount payable on the relevant early redemption date or the maturity date, as applicable, may bear little relation to the historical levels of that index or to the hypothetical return examples set forth in the applicable pricing supplement. We cannot predict the future performance of the index.

The payment amount, if any, for each of your securities is linked to the performance of the index, which was launched on November 3, 2011. Because the index has limited history and no historical performance information prior to its launch, very limited historical index level information is available for you to consider in making an independent investigation of its performance, which may make it difficult for you to make an informed decision with respect to an investment in your securities. S&P Dow Jones Indices LLC (the “index sponsor”) has calculated hypothetical historical performance data to illustrate how the index may have performed had it been created in the past, but those calculations are subject to many limitations. Unlike actual historical performance, such calculations do not reflect actual trading, liquidity constraints, fees and other costs. In addition, the models used to calculate these hypothetical returns are based on certain data, assumptions and estimates. Different models or models using different data assumptions, and estimates might result in materially different hypothetical performance.

In addition, prior to April 2008, not all consecutive first to seventh month futures contracts on the VIX Index have been listed and not all futures of relevant maturities have traded consistently during that time. This lack of historical information makes it even more difficult to perform an independent investigation of the likely performance of the index or make an informed decision with respect to an investment in your securities.

Concentration risks associated with the base indices may adversely affect the value of your securities

The base indices are linked to certain futures contracts on the VIX Index and thus are less diversified than other funds, investment portfolios or indices investing in or tracking a broader range of products and, therefore, could experience greater volatility. You will not benefit, with respect to the securities, from any of the advantages of a diversified investment and will bear the risks of a highly concentrated investment.

Daily rebalancing of the exposures of the leveraged long and inverse legs may impact trading in the underlying futures contracts

The daily rebalancing of the leveraged long and inverse legs, the quarterly rebalancing of each portfolio’s leveraged long and inverse leg back to their respective target weights and the quarterly rebalancing of the index so that each portfolio is equally weighted may cause us, our affiliates or third parties with whom we transact to adjust their hedges accordingly. Any such trading activity associated with these hedging transactions would contribute to the trading volume of the underlying futures and may affect the market price of such underlying futures. Please see “Risk Factors—Trading and other transactions by us, our affiliates or third parties with whom we transact, in securities or financial instruments related to the index may impair the value of your securities” below.

Changes in the Treasury bill rate may affect the level of the index and the value of your securities

The level of the index depends, in part, on the rate of interest earned on an investment in the index at the weekly investment rate for 3-month U.S. Treasury bills (the “U.S. Treasury bill rate”). Changes in the prevailing investment rate for U.S. Treasury bills, and therefore the U.S. Treasury bill rate, may affect the level of the index and the amount payable on your securities at maturity or upon early redemption, as applicable, and, therefore, the market value of your securities. Any decrease in the U.S. Treasury bill rate will adversely affect the amount payable on your securities at maturity or upon early redemption, as applicable.

Trading and other transactions by us, our affiliates, or third parties with whom we transact, in securities or financial instruments related to the index may impair the value of your securities

We expect to hedge our obligations relating to the securities by purchasing or selling short the underlying futures, listed or over-the-counter options, futures contracts, swaps or other derivative instruments relating to the index, the base indices, the VIX Index, the S&P 500® Index, the component securities of the S&P 500® Index, or the underlying futures, or other instruments linked to the index, the base indices, VIX Index, the S&P 500® Index, the component securities of the S&P 500® Index or the underlying futures, and adjust the hedge by, among other things, purchasing or selling any of the foregoing, at any time and from time to time, and to unwind the hedge by selling any of the foregoing, perhaps on or before the applicable valuation date. We, our affiliates or third parties with whom we transact, may also enter into, adjust and unwind hedging transactions relating to other securities whose returns are linked to the index. Any of these hedging activities may adversely affect the level of the index—directly or indirectly by affecting the price of the underlying futures, listed or over-the-counter options, futures contracts, swaps or other derivative instruments relating to the index, the base indices, the VIX Index, the S&P 500® Index, the component securities of the S&P 500® Index or the underlying futures—and therefore the market value of your securities and the amount we will pay on your securities on the relevant early redemption date or the maturity date, as applicable. It is possible that we, our affiliates or third parties with whom we transact could receive substantial returns with respect to these hedging activities while the value of your securities decline or become zero.

We, our affiliates or third parties with whom we transact may also engage in trading in the underlying futures, listed or over-the-counter options, futures contracts, swaps or other derivative instruments relating to the index, the base indices, the VIX Index, the S&P 500® Index, the component securities of the S&P 500® Index or the underlying futures, or other instruments whose returns are linked to the index, the base indices, VIX Index, the S&P 500® Index, the component securities of the S&P 500® Index or the underlying futures for our or their proprietary accounts, for other accounts under our or their management or to facilitate transactions, including block transactions, on behalf of customers. Any of these activities could adversely affect the level of the index—directly or indirectly by affecting the price of the underlying futures or listed or over-the-counter options, futures contracts, swaps or other derivative instruments relating to the index, the base indices, the VIX Index, the S&P 500® Index, the component securities of the S&P 500® Index or the underlying futures—and, therefore, the market value of your securities and the amount we will pay on your securities on the relevant early redemption date or the maturity date, as applicable. We may also issue, and we, our affiliates or third parties with whom we transact may also issue or underwrite, other securities or financial or derivative instruments with returns linked to changes in the level of the index or the underlying futures or listed or over-the-counter options, futures contracts, swaps, or other derivative instruments relating to the index, the VIX Index, the base indices, the S&P 500® Index, the component securities of the S&P 500® Index or the underlying futures. By introducing competing products into the marketplace in this manner, we, our affiliates, or third parties with whom we transact could adversely affect the market value of your securities and the amount we will pay on your securities on the relevant early redemption date or the maturity date, as applicable.

There may be conflicts of interest between you and us

We and our affiliates may play a variety of roles in connection with the issuance of the securities, including acting as calculation agent and hedging our obligations under the securities. In performing these duties, the economic interests of the us and our affiliates are potentially adverse to your interests as an investor in the securities. In addition, we are a minority investor in VelocityShares LLC (“VelocityShares”) and we have customary rights to nominate a director of such affiliate. VelocityShares worked with the index sponsor in developing the guidelines and policies governing the composition and calculation of the index.  The policies and judgments for which VelocityShares was responsible could have an impact, positive or negative, on the level of the index.

As noted above, we, our affiliates or third parties with whom we transact may also engage in trading in the underlying futures, listed or over-the-counter options, futures contracts, swaps or other derivative instruments relating to the index, the base indices, the VIX Index, the S&P 500® Index, the component securities of the S&P 500® Index or the underlying futures, or other instruments whose returns are linked to the index, the base indices, VIX Index, the S&P 500® Index, the component securities of the S&P 500® Index or the underlying futures for our or their proprietary accounts, for other accounts under our or their management or to facilitate transactions, including block transactions, on behalf of customers. These trading activities may present a conflict between your interest in the securities and the interests we, our affiliates or third parties with whom we transact will have in our or their proprietary accounts, in facilitating transactions, including block trades, for our or their customers and in accounts under our or their management. These trading activities, if they influence the level of the index, could be adverse to your interests as a beneficial owner of the securities.

We, our affiliates or third parties with whom we transact may have published, and in the future may publish, research reports with respect to the futures contracts included in the index and with respect to the index. Any of these activities by us, our affiliates or third parties with whom we transact may affect the levels of the index and, therefore, the market value of your securities and the amount we will pay on your securities on any relevant date.

Suspension or disruptions of market trading in futures contracts may adversely affect the value of your securities

Futures markets like the Chicago Board Options Exchange (the “CBOE”), the market for the VIX futures, are subject to temporary distortions or other disruptions due to various factors, including the lack of liquidity in the markets, the participation of speculators, and government regulation and intervention. In addition, some U.S. futures have regulations that limit the amount of fluctuation in some futures contract prices that may occur during a single business day. These limits are generally referred to as “daily price fluctuation limits” and the maximum or minimum price of a contract on any given day as a result of these limits is referred to as a “limit price.” Once the limit price has been reached in a particular contract, no trades may be made at a price beyond the limit, or trading may be limited for a set period of time. Limit prices have the effect of precluding trading in a particular contract or forcing the liquidation of contracts at potentially disadvantageous times or prices. These circumstances could affect the level of the index and therefore could adversely affect the value of your securities.

The securities do not give you rights in the underlying futures or the component securities of the S&P 500® Index

As an owner of the securities, you will not have rights that investors in the underlying futures may have. Your securities will be paid in cash, and you will have no right to receive delivery of any instruments tracked by the index. You will have no right to receive delivery of any equity securities comprising the S&P 500® Index, of any dividends or distributions relating to such securities, of payment or delivery of amounts in respect of the options used to calculate the level of the VIX Index or of payment or delivery of amounts in respect of the futures contracts included in the base indices and index underlying your securities.

The calculation agent may modify the index

The calculation agent may modify the index or adjust the method of its calculation if it determines that the publication of the index is discontinued and there is no successor index. In that case, the calculation agent will determine the level of the index as the case may be, and thus the applicable redemption amount, by a computation methodology that the calculation agent determines will, as closely as reasonably possible, replicate the index.

If the calculation agent determines that the index, the base indices, the underlying futures or the method of calculating the index is changed at any time in any respect—including whether the change is made by the index sponsor under its existing policies or following a modification of those policies, is due to the publication of a successor index, is due to events affecting the underlying futures or its issuer, or is due to any other reason and is not otherwise reflected in the level of the index by the index sponsor pursuant to the methodology described herein, then the calculation agent will be permitted (but not required) to make such adjustments in the index or the method of its calculation as it believes are appropriate to ensure that the closing level of the index used to determine the applicable redemption amount is equitable. The calculation agent may make any such modification or adjustment even if the index sponsor continues to publish the index without a similar modification or adjustment.

Any modification to the index or adjustment to its method of calculation will affect the amount you will receive upon redemption or maturity and will result in the securities having a value different (higher or lower) from the value they would have had if there had been no such modification or adjustment.

The policies of the index sponsor or CBOE and changes that affect the S&P 500® Index, the VIX Index, the base indices or the index could affect the applicable redemption amount of your securities and their market value

As an owner of the securities, you will have no rights against the index sponsor, even though the amount you receive at maturity or upon early redemption, as applicable, of the securities by Credit Suisse will depend on the level of the index. The policies of the index sponsor or CBOE concerning the calculation of the level of the index, the base indices or the VIX Index, as applicable, and the manner in which changes affecting the underlying futures or option or futures contracts relating to the index, the base indices, the VIX Index, the S&P 500® Index, the component securities of the S&P 500® Index or the underlying futures, are reflected in the level of the index and could affect the applicable redemption amount of your securities on the relevant early redemption date or the maturity date, as applicable, and the market value of your securities prior to that date. The applicable redemption amount of your securities and their market value could also be affected if the index sponsor or CBOE changes these policies, for example by changing the manner in which it calculates the level of the index, base indices or the VIX

Index, as applicable, or if the index sponsor or CBOE discontinues or suspends calculation or publication of the level of the index, in which case it may become difficult to determine the market value of your securities. If events such as these occur, or if the level of the index is not available because of a market disruption event or for any other reason, the calculation agent for your securities may determine the level of the index on the applicable valuation date, as the case may be.

We and our affiliates have no affiliation with the index sponsor or CBOE and are not responsible for their public disclosure of information, which may change over time

We and our affiliates are not affiliated with the index sponsor or CBOE in any way (except for licensing arrangements discussed in “The Index—License Agreement”) and have no ability to control or predict the actions of the index sponsor or CBOE, including any errors in, or discontinuation of disclosure regarding its methods or policies affecting the index, the base indices or the VIX Index or related underlying futures or option or futures contracts. All information in this underlying supplement regarding the foregoing is derived from publicly available information. Such information is subject to change by the index sponsor and CBOE and we have not independently verified this information. You, as an investor in the securities, should make your own relevant investigation into any of the foregoing.

The United States federal income tax treatment of an investment in the securities is uncertain

The U.S. federal income tax consequences of an investment in the securities are uncertain, and may be adverse to a holder of the securities. No statutory, judicial, or administrative authority directly addresses the characterization of the securities or instruments similar to the securities for U.S. federal income tax purposes. As a result, significant aspects of the U.S. federal income tax consequences of an investment in the securities are not certain. Under the terms of the securities, you will have agreed with us to treat the securities as prepaid financial contracts, with respect to the underlying, as described under “Material U.S. Federal Income Tax Considerations—Characterization of the Securities” herein. If the U.S. Internal Revenue Service (the “IRS”) were successful in asserting an alternative characterization for the securities, the timing and character of income, gain or loss with respect to the securities may differ. No assurance can be given that the IRS will agree with the statements made in the section entitled “Material U.S. Federal Income Tax Considerations” herein. Additionally, in Notice 2008-2, the IRS and the Treasury Department stated they are considering issuing new regulations or other guidance on whether holders of an instrument such as the securities should be required to accrue income during the term of the instrument. Accordingly, it is possible that regulations or other guidance may be issued that require holders of the securities to recognize income in respect of the securities prior to receipt of any payments thereunder or redemption, sale or exchange thereof. Any regulations or other guidance that may be issued could result in income and gain (either at maturity or upon redemption, sale or exchange) in respect of the securities being treated as ordinary income. It is also possible that a Non-U.S. Holder of the securities could be subject to U.S. withholding tax in respect of the securities under such regulations or other guidance. It is not possible to determine whether such regulations or other guidance will apply to your securities (possibly on a retroactive basis). More recently, on January 24, 2013, the House Ways and Means Committee released in draft form certain proposed legislation relating to financial instruments. If enacted as proposed, the effect of that legislation generally would be to require instruments such as the securities to be marked to market on an annual basis with all gains and losses to be treated as ordinary, subject to certain exceptions. Finally, the IRS could assert that each rebalancing of the underlying is a significant modification of the securities and, therefore, a taxable event to you. If the IRS were to prevail in treating each rebalancing of the underlying as a taxable event, you would recognize capital gain or, possibly, loss on the securities on the date of each rebalancing to the extent of the difference between the fair market value of the securities and your adjusted basis in the securities at the time of rebalancing. Such gain or loss generally would be short-term capital gain or loss.

YOU ARE URGED TO CONSULT WITH YOUR OWN TAX ADVISOR REGARDING ALL ASPECTS OF THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF INVESTING IN THE SECURITIES.

THE INDEX

We have derived all information regarding the index, the S&P 500 VIX Mid-Term Futures™ Index ER (the “mid-term base index”), the S&P 500 VIX Short-Term Futures™ Index ER (the “short-term base index,” and together with the mid-term base index, the “base indices”), the S&P 500® Index and the VIX Index contained in this underlying supplement, including, without limitation, their make-up, method of calculation and changes to their components, from publicly available information, and we have not participated in the preparation of, or verified, such publicly available information. Such information reflects the policies of, and is subject to change by, S&P Dow Jones Indices LLC (the “index sponsor”) in the case of the index, the base indices and the S&P 500® Index, and the Chicago Board Options Exchange (the “CBOE”) in the case of the VIX Index.

The index sponsor calculates, publishes and disseminates the daily closing levels of the index and the base indices. All determinations made by the index sponsor will be at its sole discretion and will be conclusive for all purposes, absent manifest error. The index sponsor employs the methodology described herein and its application of the methodology is conclusive and binding.

The S&P Futures Index Committee (the “index committee”) maintains the index and the base indices. The index committee meets regularly and at each meeting, the index committee reviews any significant market events. In addition, the index committee may revise index policy for timing of rebalancings or other matters. All index committee discussions are confidential. The index sponsor has no obligation to continue to publish, and may discontinue or suspend publication of, the index and the base indices at any time.

The level of the index is reported by Bloomberg after the close of trading on each business day under the ticker symbol “SPVXVHMT.”

Overview of the Index

The index is designed to provide a short volatility profile offset against certain large volatility increases. Therefore, the performance of the index will depend largely on two important economic indicators: (1) the level of volatility as measured by futures contracts relating to the CBOE Volatility Index® (the “VIX Index”) and (2) the shape of the VIX futures curve, which is a measure of how VIX Index futures contract prices with different maturities relate to each other. The index provides long exposure to mid-term VIX futures contracts and short exposure to short-term VIX futures contracts. In general, this means that the index will increase in value if:

•	short-term VIX futures contracts decrease in value and mid-term VIX futures contracts increase in value; or

•
short-term VIX futures contracts increase (or decrease) in value, while mid-term VIX futures contracts also increase in value by a greater amount (or decrease in value by a lesser amount), depending on the relative weightings of the short- and mid-term VIX futures contracts at the time.

The performance of the index is also affected by the relative weightings of its exposure to the short- and mid-term VIX futures contracts during a given period of time. To the extent that the index is weighted more heavily to one set of VIX futures contracts than it is to the other, a change in the prices of the VIX futures contracts with the greater weighting will result in a larger change in the level of the index than will a change of the same magnitude for the other VIX futures contracts. Furthermore, because the index rebalances its theoretical exposure to the short- and mid-term VIX futures contracts on a daily basis, the weightings of the VIX futures contracts are dependent on the magnitude and paths of daily returns of the underlying VIX futures contracts during a given period of time. For example, if the prices of both the short- and mid-term VIX futures contracts were to decrease (or increase) every day during a period of time, the weighting of the short-term VIX futures contracts would increase (or decrease) while the weighting of the mid-term VIX futures contracts would decrease (or increase). As a result, the weights will diverge from their target weights over a given period of time, which could have a positive or negative effect on the performance of the index during that period. This path dependency is limited by the rebalancing mechanisms of the index, as described below.

While the level of the VIX Index overall and the shape of the VIX futures curve is impossible to predict, the index may be positively or negatively impacted from movements in the VIX futures curve, including movements associated with movements in the level of the VIX Index. For example, if a decrease in the VIX index leads to a decrease in the prices of the short-term VIX futures contracts and a smaller corresponding decrease in mid-term VIX futures contracts, the level of the index would generally be positively affected, depending on the relative weightings of the short- and mid-term VIX futures contracts at the time. Conversely, if a rapid increase in the VIX Index leads to a rapid increase in short-term VIX futures contracts and a smaller corresponding increase in mid-term VIX futures contracts, the performance of the index would generally be adversely affected. However, if movements in the VIX Index lead to sustained increases in both the short- and mid-term VIX futures contracts, losses associated with the short exposure may be partially offset by gains associated with the long exposure, particularly if the daily rebalancing leads the weighting of the long exposure to increase and the weighting of the short exposure to decrease over the course of such sustained movement.

Composition of the Index

The index provides exposure to the base indices through a series of thirteen portfolios, equally weighted at the outset. Each portfolio is composed of a 2x long position (a “leveraged long leg”) in the S&P 500 VIX Mid-Term Futures™ Index ER (the “mid-term base index”), which tracks fourth, fifth, sixth and seventh month VIX futures contracts, and an inverse position (an “inverse leg”) in the S&P 500 VIX Short-Term Futures™ Index ER (the “short-term base index,” and together with the mid-term base index, the “base indices”), which tracks first and second month VIX futures contracts. Both legs rebalance daily. Once every quarter, each portfolio is rebalanced (i.e., one portfolio is rebalanced every week) so that the leveraged long leg is weighted at 30% of that portfolio and the inverse leg is weighted at 70% of that portfolio upon each rebalancing day for a portfolio. The weighted average of the performance of each portfolio’s leveraged long leg and inverse leg will determine the change (which may be positive or negative) in the level of each portfolio on a given day. The weighted average of the performance of the thirteen portfolios will then determine the change (which may be positive or negative) in the level of the index on a given day.

The mid-term base index models the return of holding a five-month rolling long position in the fourth, fifth, sixth and seventh month futures contracts on the VIX Index. The short-term base index models the return of holding a one-month rolling long position in the first and second month futures contracts on the VIX Index. The VIX Index is a benchmark index designed to measure the market price of volatility in large cap U.S. stocks over 30 days in the future, and is calculated based on the prices of certain put and call options on the S&P 500® Index. VIX futures contracts do not track the current level of the VIX Index, but rather track the implied future level of the VIX Index at the time of the settlement or liquidation of the contracts. Because the index tracks the levels of the base indices, it indirectly tracks the prices of the underlying VIX futures contracts included in the base indices through the combination of the leveraged long and inverse legs in each portfolio.

Each portfolio includes a leveraged long leg and an inverse leg. The target weights of the legs as of the applicable rebalancing day for each portfolio are set forth in the table below.

Index	Leveraged Long Leg for each Portfolio	Target Weight of Leveraged Long Leg(WL)	Inverse Leg for each Portfolio	Target Weight of Inverse Leg (WI)
S&P 500 VIX Futures Short Volatility Hedged™ Index TR—Mid-Term	2x S&P 500 VIX Mid-Term Futures™ Index ER	30%	Inverse S&P 500 VIX Short-Term™ Futures Index ER	70%

Daily Rebalancing of the Leveraged Long and Inverse Legs

Each portfolio’s leveraged long and inverse leg are rebalanced daily to reflect the change in the level of the respective base index. Because the level of a leg on any business day is equal to its level on the previous day multiplied by (a) one plus (b) the percentage change of the respective base index from the previous day (such percentage change multiplied by 2 in the case of a leveraged long leg and multiplied by -1 in the case of an inverse leg), the returns of the respective base index are compounded daily within each leveraged long and inverse leg. This results in the performance of each leg being dependent on the path of daily returns during a given period of time. Due to this path dependency, if the mid-term base index trends up, the exposure of each leveraged long leg should increase and vice versa; if the short-term base index trends down, the exposure of each inverse leg should increase and vice versa. The net change in long or short exposure over a period in time depends on the magnitude of each move and paths of performance of the leveraged long and inverse legs during that time. As a result, the weights of each leveraged long and inverse leg will diverge from their target weights over time between the applicable portfolio rebalancing days (as defined below).

Portfolio Rebalancing

Each portfolio’s leveraged long and inverse legs are rebalanced every thirteen weeks back to their target weights (a “portfolio rebalancing day”), with the portfolio rebalancing day of each portfolio staggered evenly throughout a quarter (i.e., one portfolio is rebalanced every week). For example, if the thirteen portfolios are respectively P1, P2, . . . P13, the rebalancing day of Pi+1 will be one week later than that of Pi.). This rebalancing mechanism is designed to reduce the path-dependent nature of the index.

Index Rebalancing

The index is also rebalanced on the last business day of each quarter so that each portfolio is equally weighted (a “quarterly index rebalancing day”).

Overview of the S&P 500® Index

The S&P 500® Index is intended to provide a performance benchmark for the U.S. equity markets. The calculation of the level of the S&P 500® Index is based on the relative value of the aggregate market value of the common stocks of 500 companies as of a particular time as compared to the aggregate average market value of the common stocks of 500 similar companies during the base period of the years 1941 through 1943. The 500 companies are not the 500 largest companies listed on the NYSE and not all 500 companies are listed on such exchange. The index sponsor chooses companies for inclusion in the S&P 500® Index with an aim of achieving a distribution by broad industry groupings that approximates the distribution of these groupings in the common stock population of the U.S. equity market. The index sponsor may from time to time, in its sole discretion, add companies to, or delete companies from, the S&P 500® Index to achieve the objectives stated above. Relevant criteria employed by the index sponsor include the viability of the particular company, the extent to which that company represents the industry group to which it is assigned, the extent to which the market price of that company’s common stock is generally responsive to changes in the affairs of the respective industry and the market value and trading activity of the common stock of that company. The S&P 500® Index is reported by Bloomberg under the ticker symbol “SPX.”

Overview of the VIX Index

The VIX Index is a benchmark index designed to measure the market price of volatility in large cap U.S. stocks over 30 days in the future, and is calculated based on the prices of certain put and call options on the S&P 500® Index. The VIX Index measures the premium paid by investors for certain options linked to the level of the S&P 500® Index. During periods of market instability, the implied level of volatility of the S&P 500® Index typically increases and, consequently, the prices of options linked to the S&P 500® Index typically increase (assuming all other relevant factors remain constant or have negligible changes). This, in turn, causes the level of the VIX Index to increase. The VIX Index has historically had negative correlations to the S&P 500® Index.

The VIX Index was developed by the CBOE and is calculated, maintained and published by the CBOE. The CBOE has no obligation to continue to publish, and may discontinue the publication of, the VIX Index. The VIX Index is reported by Bloomberg under the ticker symbol “VIX.”

The calculation of the VIX Index involves a formula that uses the prices of a weighted series of out-of-the -money put and call options on the level of the S&P 500® Index (“SPX options”) with two adjacent expiry terms to derive a constant 30-day forward measure of market volatility. The VIX Index is calculated independent of any particular option pricing model and in doing so seeks to eliminate any biases that may otherwise be included in using options pricing methodology based on certain assumptions.

Although the VIX Index measures the 30-day forward volatility of the S&P 500® Index as implied by the SPX options, 30-day options are only available once a month. To arrive at the VIX Index level, a broad range of out-of-the-money SPX options expiring on the two closest nearby months (“near-term options” and “next-term options,” respectively) are selected in order to bracket a 30-day calendar period. SPX options having a maturity of less than eight days are excluded at the outset and, when the near-term options have eight days or less left to expiration, the VIX Index rolls to the second and third contract months in order to minimize pricing anomalies that occur close to expiration. The model-free implied volatility using prices of the near-term options and next-term options are then calculated on a strike price weighted-average basis in order to arrive at a single average implied volatility value for each month. The results of each of the two months are then interpolated to arrive at a single value with a constant maturity of 30 days to expiration.

Overview of Futures Markets

Futures contracts on the VIX Index are traded on regulated futures exchanges, in the over-the-counter market and on various types of electronic trading facilities and markets. At present, all of the contracts included in the base indices are exchange-traded futures contracts. An exchange-traded futures contract provides for the purchase and sale of a specified type and quantity of an underlying asset or financial instrument during a stated delivery month for a fixed price. Because the VIX Index is not a tangible item that can be purchased and sold directly, a futures contract on the VIX Index provides for the payment and receipt of cash based on the level of the VIX Index at settlement or liquidation of the contract.

No purchase price is paid or received on the purchase or sale of a futures contract. Instead, an amount of cash or cash equivalents must be deposited with the broker as “initial margin.”  This amount varies based on the requirements imposed by the exchange clearing houses, but may be lower than 5% of the notional value of the contract. This margin deposit provides collateral for the obligations of the parties to the futures contract. By depositing margin, which may vary in form depending on the exchange, with the clearing house or broker involved, a market participant may be able to earn interest on its margin funds, thereby increasing the total return that it may realize from an investment in futures contracts.

In the United States, futures contracts are traded on organized exchanges known as “designated contract markets.”  At any time prior to the expiration of a futures contract, a trader may elect to close out its position by taking an opposite position on the exchange on which the trader obtained the position, subject to the availability of a liquid secondary market. This operates to terminate the position and fix the trader’s profit or loss. Futures contracts are cleared through the facilities of a centralized clearing house and a brokerage firm, referred to as a “futures commission merchant,” which is a member of the clearing house.

Unlike equity securities, futures contracts, by their terms, have stated expirations. As a result, at a specified point in time prior to expiration, trading in a futures contract for the current delivery month will cease. As a result, a market participant wishing to maintain its exposure to a futures contract on a particular asset or financial instrument with the nearest expiration must close out its position in the expiring contract and establish a new position in the contract for the next delivery month, a process referred to as “rolling.”  For example, a market participant with a long position in November VIX Index futures that wishes to maintain a position in the nearest delivery month will, as the November contract nears expiration, sell November futures, which serves to close out the existing long position, and buy December futures. This will “roll” the November position into a December position, and, when the November contract expires, the market participant will still have a long position in the nearest delivery month.

Futures exchanges and clearing houses in the United States are subject to regulation by the Commodities Futures Trading Commission. Exchanges may adopt rules and take other actions that affect trading, including imposing speculative position limits, maximum price fluctuations and trading halts and suspensions and requiring liquidation of contracts in certain circumstances. Futures markets outside the United States are generally subject to regulation by comparable regulatory authorities. The structure and nature of trading on non-U.S. exchanges, however, may differ from this description.

The Base Indices

The Mid-Term Base Index

The mid-term base index models the return of holding a five-month rolling long position in the fourth, fifth, sixth and seventh month VIX futures contracts. It utilizes the prices of the fourth, fifth, sixth and seventh month VIX futures contracts to replicate a position that rolls the fourth month VIX futures contracts into the seventh month contract on a dialy basis in equal factional amounts, while maintaining positions in the fifth month and sixth month contracts. The result is a five-month constant weighted average maturity for the VIX futures contracts underlying the mid-term base index. The level of the mid-term base index will be published by Bloomberg after the close of trading on each business day under the ticker symbol “SPVXMP.”

The Short-Term Base Index

The short-term base index models the return of holding a one-month rolling long position in the first and second month VIX futures contracts. It utilizes the prices of the first and second month VIX futures contracts to replicate a position that rolls the first month VIX futures contracts into the second month VIX futures contracts on a daily basis in equal fractional amounts. The result is a one-month constant weighted average maturity for the VIX futures contracts underlying the short-term base index. The level of the short-term base index will be published by Bloomberg after the close of trading on each business day under the ticker symbol “SPVXSP.”

As described in more detail below, the roll for each VIX futures contract occurs on each business day according to a predetermined schedule that has the effect of keeping constant the weighted average maturity of the relevant VIX futures contracts.

Calculation of the Level of the Base Indices

On any S&P 500 VIX Futures business day, t, the level of each base index is calculated by multiplying the level of a base index on the preceding business day, t-1, by the sum of (a) one plus (b) the contract daily return. The contract daily return equals the total dollar weight obtained on t divided by the total dollar weight invested on t-1, minus one. For the mid-term base index, the total dollar weight obtained and total dollar weight invested are each the sum of (a) the product of the contract roll weight and the daily contract reference price for the fourth month VIX futures contracts plus (b) the product of the contract roll weight and the daily contract reference price for the fifth month VIX futures contracts plus (c) the product of the contract roll weight and the daily contract reference price for the sixth month VIX futures contracts plus (d) the contract roll weight and the daily contract reference price for the seventh month VIX futures contracts, on that respective day. For the short-term base index, the total dollar weight obtained and total dollar weight invested are each the sum of (a) the product of the contract roll weight and the daily contract reference price for the first month VIX futures contracts plus (b) the contract roll weight and the daily contract reference price for the second month VIX futures contracts on that respective day.

where:

IndexERt = The level of a base index on the preceding business day, defined as any date on which such index is calculated.

CDRt = contract daily return, as determined by the following formula for the index:

where:

t-1 = the preceding business day

TDWOt = total dollar weight obtained on t, as determined by the following formula:

TDWIt-1 = total dollar weight invested on t-1, as determined by the following formula for a base index:

where:

CRWi,t = contract roll weight of the ith VIX futures contract on date t.

DCRPi,t = daily contract reference price of the ith VIX futures contract on date t.

m = 4 (for the mid-term base index) and 1 (for the short-term base index).

n = 7 (for the mid-term base index) and 2 (for the short-term base index).

t-1 = the preceding business day

Contract Rebalancing

The roll period for each base index starts on the Tuesday prior to the monthly CBOE VIX futures settlement date (the Wednesday falling 30 calendar days before the S&P 500 option expiration for the following month), and runs through the Tuesday prior to the subsequent month’s CBOE VIX futures settlement date. Thus, each base index rolls on a continual basis. On the business day after the current roll period ends, the following roll period will begin.

In calculating the level of each base index, the contract roll weights (CRWi,t) of each of the contracts in the index, on a given day, t, are determined as follows:

where:

dt = The total number of business days in the current roll period beginning with, and including, the starting CBOE VIX futures settlement date and ending with, but excluding, the following CBOE VIX futures settlement date. The number of business days will not change for purposes of this calculation in cases of a new holiday introduced intra-month or an unscheduled market closure.

dr =The total number of business days within a roll period beginning with, and including, the following business day and ending with, but excluding, the following CBOE VIX futures settlement date. The number of business days includes a new holiday introduced intra-month up to the business day preceding such a holiday.

At the close on the Tuesday corresponding to the start of the roll period, all of the weight is allocated to the first month contract. On each subsequent business day, a fraction of the first month VIX futures contracts is sold and an equal notional amount of the second month VIX futures contracts is bought. The fraction, or quantity, is proportional to the number of first month VIX futures contracts as of the previous index roll day, and inversely proportional to the length of the current roll period. In this way, the initial position in the first month contract is progressively moved to the second month over the course of the month, until the next following roll period starts when the old second month VIX futures contract becomes the new first month VIX futures contract.

In addition to the transactions described above, the weight of each contract is also adjusted every day to ensure that the change in total dollar exposure for the index is only due to the price change of each contract and not due to using a different weight for a contract trading at a higher price.

where:

dt = The total number of business days in the current roll period beginning with, and including, the starting CBOE VIX futures settlement date and ending with, but excluding, the following CBOE VIX futures settlement date. The number of business days will not change for purposes of this calculation in cases of a new holiday introduced intra-month or an unscheduled market closure.

dr =The total number of business days within a roll period beginning with, and including, the following business day and ending with, but excluding, the following CBOE VIX futures settlement date. The number of business days includes a new holiday introduced intra-month up to the business day preceding such a holiday.

At the close on the Tuesday corresponding to the start of the roll period, an equal weight is allocated to the fourth, fifth and sixth month contracts. Then on each subsequent business day, a fraction of the fourth month VIX futures are sold and an equal notional amount of the seventh month VIX futures is bought. The fraction, or quantity, is proportional to the number of fourth month VIX futures contracts as of the previous index roll day, and inversely proportional to the length of the current roll period. In this way, the initial position in the fourth month contract is progressively moved to the seventh month contract over the course of the month, until the next following roll period starts when the old fifth month VIX futures contract becomes the new fourth month VIX futures contract.

In addition to the transactions described above, the weight of each index component is also adjusted every day to ensure that the change in total dollar exposure for the index is only due to the price change of each contract and not due to using a different weight for a contract trading at a higher price.

Historical Assumptions and Performance

For the purpose of the historical calculations for the indices, the following assumptions have been made in interpolating VIX futures contract prices from nearby listed contracts.

When the ith VIX future contract was not listed, but ith+1 and ith-1 VIX futures contracts were listed, the following interpolation has been assumed:

When ith and ith+1 VIX futures contracts were not listed, but ith+2 and ith-1 VIX futures contracts were listed, the following interpolation has been assumed:

When ith, ith+1 and ith+2 VIX futures contracts were not listed, the following interpolation has been assumed:

where:

Ti = expiration day of the ith VIX futures contract.

BDays = Number of business days between VIX futures expiration days.

Base Indices Maintenance

Base Date

The base date for the base indices is December 20, 2005 and the base level for the base indices is 100,000.

Holiday Schedule

The “business day” definition is subject to the discretion of the index sponsor. The levels of the base indices are calculated daily when the CBOE Futures Exchange is open, excluding holidays and weekends.

Unscheduled Market Closures and New Holidays

If the index sponsor determines, in its sole discretion, that an exchange is forced to close early due to unforeseen events, such as computer or electric power failures, weather conditions or other events, the index sponsor will calculate the levels of the base indices based on the most recent prior closing futures price published by the CBOE Futures Exchange and the roll for that day will be carried to the next business day when the CBOE Futures Exchange is open as described above under “—Contract Rebalancing.”

If an exchange fails to open due to unforeseen circumstances, the index sponsor may determine not to publish levels of the base indices for that day. In situations where an exchange introduces a holiday during the month of an index calculation the levels of the base indices will not be published and the roll for that day will be carried to the next business day when the CBOE Futures Exchange is open as described above under “—Contract Rebalancing.”

Delisting of Futures Contracts

If one or more futures contracts included in a base index is no longer listed, the index sponsor may choose to cease publication of the respective base index at that time.

Calculation of the Level of the Index

There are four steps to calculate the level of the index.

Step 1: Calculating the Levels of the Leveraged Long and Inverse Legs

The levels of the leveraged long and inverse legs are calculated based on the level of the respective base index. The levels of each leveraged long leg and inverse leg on any business day are respectively, the product of (a) its level on the preceding business day and (b) one plus its daily excess return on such business day. The daily excess return of a leveraged long leg on any business day is (a) two times (b) the the level of the mid-term base index on such business day divided by the level of the mid-term base index on the preceding business day, minus one. The daily excess return of an inverse leg on any business day is (a) negative one times (b) the level of the short-term base index on such business day divided by the level of the short-term base index on the preceding business day, minus one.

where:

LERt = Daily excess return of a leveraged long leg on business day t.

IERt = Daily excess return of an inverse leg on business day t.

LVFt = Level of the mid-term base index in a leveraged long leg on business day t.

IVFt = Level of the short-term base index in an inverse leg on business day t.

Lt = Daily level of a leveraged long leg on business day t.

It = Daily level of an inverse leg on business day t.

t-1 = the preceding business day

Step 2: Calculating the Portfolio Levels

The index is composed of thirteen portfolios, P1, P2, . . . P13, each rebalanced quarterly to an equal weight. The level of a portfolio on any business day is equal to the product of (a) the level of the portfolio on its last portfolio rebalancing day and (b) one plus the excess return of the portfolio since its last portfolio rebalancing day on such business day. The excess return of a portfolio on any business day is the sum of (a) (i) the target weight of its leveraged long leg times (ii) the level of its leveraged long leg on such business day divided by the level of its leveraged long leg on its last portfolio rebalancing day, minus one and (b) (i) the target weight of its inverse leg times (ii) the level of its inverse leg on such business day divided by the level of its inverse leg on its last portfolio rebalancing day, minus one.

where:

PERi, t = Excess return of portfolio i since its last portfolio rebalancing day on business day t.

WL = Target weight of its leveraged long leg (30%).

Lt = Level of its leveraged long leg on business day t.

Li, lr = Level of its leveraged long leg on the last portfolio rebalancing day of portfolio i.

WI = 1-WL = Target weight of its inverse leg (70%).

It = Level of its inverse leg on business day t.

Ii, lr = Level of its inverse leg on the last portfolio rebalancing day of portfolio i.

Pi, t = Level of portfolio i on business day t.

Pi, lr = Level of portfolio i on its last portfolio rebalancing day.

Step 3: Calculating the Excess Return Version of the S&P 500 VIX Futures Short Volatility Hedged ™ Index—Mid Term (the “Excess Return Index”)

The Excess Return Index is calculated based on the excess return of the thirteen portfolios since the last quarterly index rebalancing day. The excess return of each portfolio is the portfolio level on the business day divided by the portfolio level on the last quarterly index rebalancing day, minus one. The excess return of the Excess Return Index is the average of the excess returns of the portfolios. The level of the Excess Return Index is the product of (a) its level on the last quarterly index rebalancing day and (b) one plus its excess return since the last quarterly index rebalancing day on such business day.

where:

ERt = Excess return of the Excess Return Index since the last quarterly index rebalancing day on business day t.

Pi, t = Level of portfolio i on business day t.

Pi, lr = Level of portfolio i on the last quarterly index rebalancing day.

IndexERt = Level of the Excess Return Index on business day t.

IndexERlr = Level of the Excess Return Index on the last quarterly index rebalancing day.

Step 4: Calculating the index (i.e., the Total Return Version of the S&P 500 VIX Futures Short Volatility Hedged™  Index—Mid Term )

Since the index is the total return version of the S&P 500 VIX Futures Short Volatility Hedged™  Index—Short Term, the calculation of the level of the index includes interest accrual on the notional level of the Excess Return Index based on the three-month U.S. Treasury bill rate and reinvestment into the index.  The level of the index on any business day is the product of (a) one plus the daily excess return of the Excess Return Index plus the U.S. Treasury bill return on such business day and (b) the level of the index on the preceding business day.

where:

IndexTRt = Level of the index on business day t.

DERt = Daily excess return of the Excess Return Index on business day t.

TBRt = U.S. Treasury bill rate on business day t.

Deltat = The number of calendar days between the current and previous business days.

TBARt -1 = The most recent weekly high discount rate for 91-day U.S. Treasury bills effective on the preceding business day. Generally the rates are announced by the U.S. Treasury on each Monday. On Mondays that are bank holidays, Friday’s rates will apply.

t-1 = the preceding business day

Index Maintenance

Rebalancing

The thirteen portfolios are rebalanced on the last business day of every quarter to an equal weight holding of each of the thirteen portfolios.

Each portfolio’s leveraged long and inverse leg are rebalanced every thirteen weeks back to their target weights, with the rebalancing day of each portfolio staggered evenly throughout a quarter on a weekly basis. For example, if the thirteen portfolios are respectively P1, P2, . . . P13, the rebalancing day of Pi+1 will be one week later than that of Pi.) If that date is not a business day, the roll date is the next business day.

Base Date

The index base date is December 20, 2005 at a base level of 100.

Holiday Schedule

The “business day” definition is subject to the discretion of the index sponsor. The index is calculated daily when the U.S. futures exchanges are open for official trading, excluding holidays and weekends.

In situations where an exchange is forced to close early due to unforeseen events, such as computer or electric power failures, weather conditions or other events, the index sponsor will calculate the level of the index based on the most recent prices published by the exchanges. If an exchange fails to open due to unforeseen circumstances, the index sponsor may determine not to publish the index for that day.

If a market disruption occurs on any day, the roll/rebalancing is performed on the next business day that the NYSE and CBOE are open. Prices of VIX futures contracts on the actual roll/rebalancing day are used.

License Agreement

In July 2012, The McGraw-Hill Companies, Inc. (“McGraw-Hill”), the owner of the S&P Indices business, and CME Group Inc. (“CME Group”), the 90% owner of the CME Group and Dow Jones & Company, Inc. joint venture that owns the Dow Jones Indices business, formed a new joint venture, S&P Dow Jones Indices, which owns the S&P Indices business and the Dow Jones Indices business.

We have entered into a non-exclusive license agreement with the index sponsor providing for the license to us, in exchange for a fee, of the right to use the index, which are owned by the index sponsor, in connection with certain securities, including your securities.

“Standard & Poor’s®”, “S&P®”, “S&P 500®”, “Standard & Poor’s 500™”, “S&P 500 VIX Futures Short Volatility Hedged™” and “S&P 500 VIX Short-Term Futures” are trademarks of Standard & Poor’s Financial Services LLC (“Standard & Poor’s”) and have been licensed for use by Credit Suisse. “VIX” is a trademark of the Chicago Board Options Exchange, Incorporated and has been licensed for use by Standard & Poor’s. The securities are not sponsored, endorsed, sold or promoted by Standard & Poor’s or CBOE and neither Standard & Poor’s nor CBOE make any representation regarding the advisability of investing in the securities.

The securities are not sponsored, endorsed, sold or promoted by S&P Dow Jones Indices LLC, Dow Jones, S&P, any of their respective affiliates (collectively, “S&P Dow Jones Indices”). S&P Dow Jones Indices make no representation or warranty, express or implied, to the owners of the securities or any member of the public regarding the advisability of investing in securities generally or in the securities particularly or the ability of the index to track general market performance. S&P Dow Jones Indices’ only relationship to the licensee with respect to the index is the licensing of the index  and certain trademarks, service marks and/or trade names of S&P Dow Jones Indices and/or its third-party licensors. The index is determined, composed and calculated by S&P Dow Jones Indices without regard to the licensee or the securities. S&P Dow Jones Indices have no obligation to take the licensee’s needs or the needs of the owners of the securities into consideration in determining, composing or calculating the index. S&P Dow Jones Indices are not responsible for and have not participated in the determination of the prices and amount of the securities or the timing of the issuance or sale of the securities or in the determination or calculation of the equation by which the securities are to be converted into cash. S&P Dow Jones Indices have no obligation or liability in connection with the administration, marketing or trading of the securities. There is no assurance that investment products based on the index will accurately track index performance or provide positive investment returns. S&P Dow Jones Indices is not an investment advisor. Inclusion of a security within the index is not a recommendation by S&P Dow Jones Indices to buy, sell or hold such security, nor is it considered to be investment advice. Notwithstanding the foregoing, CME Group Inc. and its affiliates may independently issue and/or sponsor financial products unrelated to the securities currently being issued by the licensee, but which may be similar to and competitive with the securities. In addition, CME Group Inc. and its affiliates may trade financial products which are linked to the performance of the index. It is possible that this trading activity will affect the value of the index and the securities.

S&P DOW JONES INDICES LLC, DOW JONES, S&P, ANY OF THEIR RESPECTIVE AFFILIATES (COLLECTIVELY, “S&P DOW JONES INDICES”) DO NOT GUARANTEE THE ADEQUACY, ACCURACY, TIMELINESS AND/OR THE COMPLETENESS OF THE INDEX OR ANY DATA RELATED THERETO OR ANY COMMUNICATION, INCLUDING BUT NOT LIMITED TO, ORAL OR WRITTEN COMMUNICATION (INCLUDING ELECTRONIC COMMUNICATIONS) WITH RESPECT THERETO. S&P DOW JONES INDICES SHALL NOT BE SUBJECT TO ANY DAMAGES OR LIABILITY FOR ANY ERRORS, OMISSIONS OR DELAYS THEREIN. S&P DOW JONES INDICES MAKE NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIMS ALL WARRANTIES, OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE OR AS TO RESULTS TO BE OBTAINED BY THE LICENSEE, OWNERS OF THE SECURITIES, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE INDEX OR WITH RESPECT TO ANY DATA RELATED THERETO. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT WHATSOEVER SHALL S&P DOW JONES INDICES BE LIABLE FOR ANY INDIRECT, SPECIAL, INCIDENTAL, PUNITIVE OR CONSEQUENTIAL DAMAGES INCLUDING BUT NOT LIMITED TO, LOSS OF PROFITS, TRADING LOSSES, LOST TIME OR GOODWILL, EVEN IF THEY HAVE BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES, WHETHER IN CONTRACT, TORT, STRICT LIABILITY OR OTHERWISE. THERE ARE NO THIRD-PARTY BENEFICIARIES OF ANY AGREEMENTS OR ARRANGEMENTS BETWEEN S&P DOW JONES INDICES AND THE LICENSEE, OTHER THAN THE LICENSORS OF S&P DOW JONES INDICES.

MARKET DISRUPTION EVENTS

A “market disruption event” will be any event that, in the determination of the calculation agent, could materially interfere with our, our affiliates, third parties with whom we transact, or similarly situated third party’s ability to establish, maintain or unwind all or a material portion of a hedge that could be effected with respect to the securities, including, but not limited to:

•
a suspension, absence or material limitation of trading in option or futures contracts relating to the index, the base indices, the VIX Index, the S&P 500® Index, the component securities of the S&P 500® Index, or to the underlying futures, if available, on their respective primary exchange or related exchanges (as defined below);

•
option or futures contracts relating to the index, the base indices, the VIX Index, the S&P 500® Index, the component securities of the S&P 500® Index, or the underlying futures, if available, not trading on their respective primary exchange or related exchanges;

•	the index sponsor or the CBOE fails to publish or compute the index, the base indices or the VIX Index; or

•
any trading restriction imposed upon, option or futures contracts relating to the index, the base indices, the VIX Index, the S&P 500® Index, the component securities of the S&P 500® Index, or to the underlying futures, if available, on their respective primary exchange or related exchanges due to a price change in that respective instrument exceeding limits set by that market before the close of trading in that market on any day, in each case, as determined by the calculation agent.

The following events will not be a market disruption event:

•	a limitation on the hours or numbers of days of trading, but only if the limitation results from a previously announced change in the regular business hours of the relevant market; and

•
a decision to permanently discontinue trading in the option or futures contracts relating to the index, the base indices, the VIX Index, the S&P 500® Index, the component securities of the S&P 500® Index or the underlying futures.

For this purpose, an “absence or material limitation of trading” in option or futures contracts relating to the index, the base indices, the VIX Index, the S&P 500® Index, the component securities of the S&P 500® Index, or to the underlying futures, if available, on their respective primary exchange or related exchange will not include any time when that market is itself closed for trading under ordinary circumstances. In contrast, a suspension or limitation of trading in such instruments, by reason of:

•	a price change exceeding limits set by that market;

•	an imbalance of orders relating to that stock, instrument or those contracts; or

•	a disparity in bid and ask quotes relating to that stock, instrument or those contracts,

will constitute a suspension or material limitation of trading in, option or futures contracts relating to the index, the base indices, the VIX Index, the S&P 500® Index, the component securities of the S&P 500® Index or to the underlying futures, if available, in that primary market.

If a market disruption event occurs and continues on any trading day, the calculation agent will determine the closing level of the index on such trading day based on their assessment of the level of the index that would have prevailed on such trading day were it not for such market disruption event. In addition, if a market disruption event occurs or is continuing on a valuation date (including, without limitation, the final valuation date), that valuation date will be postponed until the first trading day on which no market disruption event occurs or is continuing, unless a market disruption event occurs or is continuing for each of the five trading days following the applicable scheduled valuation date. In that case, the fifth trading day following the applicable scheduled valuation date shall be deemed to be the applicable valuation date, notwithstanding the fact that a market disruption event occurred or was continuing on such trading day, and the calculation agent will determine the closing level of the index using its good faith determination of the closing level of the index on that deemed valuation date.

If the applicable valuation date is postponed due to the occurrence of a market disruption event, or, in the case of the final valuation date, because the scheduled final valuation date is not a trading day, then the maturity date or the corresponding early redemption date, as the case may be, will be postponed until the date three business days following the valuation date, as postponed. No interest or additional payment will accrue or be payable as a result of any postponement of the maturity date or any early redemption date.

Certain Definitions

Terms not defined herein are used in accordance with the applicable product supplement and applicable pricing supplement.

“Primary exchange” means the CBOE.

“Related exchange” means each exchange or quotation system where trading has a material effect (as determined by the calculation agent) for the overall market for futures or options contracts relating to (i) the index, (ii) the base indices, (iii) the VIX Index, (iv)  the S&P 500® Index, (v) the component securities of the S&P 500® Index or (vi) the underlying futures.

“Trading day” means a day on which (i) trading is generally conducted on the CBOE and (ii) the index is published by the index sponsor.

CHANGES TO THE CALCULATION OF THE INDEX

If the index sponsor discontinues publication of the index and the index sponsor or anyone else publishes a substitute index that the calculation agent determines is comparable to that index, then the calculation agent will determine the redemption amount upon early redemption or maturity, as applicable, by reference to the substitute index (the “successor index”).

If the calculation agent determines that the publication of the index is discontinued and there is no successor index, the calculation agent will determine the level of the index as the case may be, and thus the applicable redemption amount by a computation methodology that the calculation agent determines will, as closely as reasonably possible, replicate the index.

If the calculation agent determines that the index, the base indices, the underlying futures contracts or the method of calculating the index are changed at any time in any respect—including whether the change is made by the index sponsor under its existing policies or following a modification of those policies, is due to the publication of a successor index, is due to events affecting the underlying futures contracts, or is due to any other reason and is not otherwise reflected in the level of the index by the index sponsor pursuant to the methodology described herein, then the calculation agent will be permitted (but not required) to make such adjustments in the index or the method of its calculation as it believes are appropriate to ensure that the closing level of the index used to determine the applicable redemption amount is equitable.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following discussion summarizes material U.S. federal income tax consequences of owning and disposing of the securities that may be relevant to holders of the securities that acquire their securities from us as part of the original issuance of the securities. This discussion applies only to holders that hold their securities as capital assets within the meaning of the Internal Revenue Code of 1986, as amended (the “Code”). Further, this discussion does not address all of the U.S. federal income tax consequences that may be relevant to you in light of your individual circumstances or if you are subject to special rules, such as if you are:

•	a financial institution,

•	a mutual fund,

•	a tax-exempt organization,

•	a grantor trust,

•	certain U.S. expatriates,

•	an insurance company,

•	a dealer or trader in securities or foreign currencies,

•	a person (including traders in securities) using a mark-to-market method of accounting,

•	a person who holds the securities as a hedge or as part of a straddle with another position, constructive sale, conversion transaction or other integrated transaction, or

•	an entity that is treated as a partnership for U.S. federal income tax purposes.

The discussion is based upon the Code, law, regulations, rulings and decisions, in each case, as available and in effect as of the date hereof, all of which are subject to change, possibly with retroactive effect. Tax consequences under state, local and foreign laws are not addressed herein. No ruling from the U.S. Internal Revenue Service (the “IRS”) has been or will be sought as to the U.S. federal income tax consequences of the ownership and disposition of the securities, and the following discussion is not binding on the IRS.

You should consult your tax advisor as to the specific tax consequences to you of owning and disposing of the securities, including the application of federal, state, local and foreign income and other tax laws based on your particular facts and circumstances.

Characterization of the Securities

There are no statutory provisions, regulations, published rulings, or judicial decisions addressing the characterization for U.S. federal income tax purposes of securities with terms that are substantially the same as those of your securities. Thus, the characterization of the securities is not certain. Our special tax counsel, Orrick, Herrington & Sutcliffe LLP, has advised that the securities should be treated, for U.S. federal income tax purposes, as prepaid financial contracts, with respect to the underlying that are eligible for open transaction treatment. In the absence of an administrative or judicial ruling to the contrary, we and, by acceptance of the securities, you agree to treat the securities for all tax purposes in accordance with such characterization. In light of the fact that we agree to treat the securities as prepaid financial contracts, the balance of this discussion assumes that the securities will be so treated.

You should be aware that the characterization of the securities as described above is not certain, nor is it binding on the IRS or the courts. Thus, it is possible that the IRS would seek to characterize your securities in a manner that results in tax consequences to you that are different from those described below. For example, the IRS might assert that securities with a term of more than one year constitute debt instruments that are “contingent payment debt instruments” that are subject to special tax rules under the applicable Treasury regulations governing the recognition of income over the term of your securities. If the securities were to be treated as contingent payment debt instruments, you would be required to include in income on an economic accrual basis over the term of the securities an amount of interest that is based upon the yield at which we would issue a non-contingent fixed-rate debt instrument with other terms and conditions similar to your securities, or the comparable yield. The characterization of securities as contingent payment debt instruments under these rules is likely to be adverse. However, if the securities had a term of one year or less, the rules for short-term debt obligations would apply rather than the rules for contingent payment debt instruments. Under Treasury regulations, a short-term debt obligation is treated as issued at a discount equal to the difference between all payments on the obligation and the obligation’s issue price. A cash method U.S. Holder that does not elect to accrue the discount in income currently should include the payments attributable to interest on the security as income upon receipt. Under these rules, any contingent payment would be taxable upon receipt by a cash basis taxpayer as ordinary interest income. You should consult your tax advisor regarding the possible tax consequences of characterization of the securities as contingent payment debt instruments or short-term debt obligations. It is also possible that the IRS would attempt to characterize your securities as a direct position in the futures contracts underlying the indices and thus as Code section 1256 contracts in the event they are regulated futures contracts. In such case, the securities would be marked-to-market at the end of the year and 40% of any gain or loss would be treated as short-term capital gain or loss, and the remaining 60% of any gain or loss would be treated as long-term capital gain or loss and any fee paid may be subject to limitations on deductibility.  We are not responsible for any adverse consequences that you may experience as a result of any alternative characterization of the securities for U.S. federal income tax or other tax purposes.

You should consult your tax advisor as to the tax consequences of such characterization and any possible alternative characterizations of your securities for U.S. federal income tax purposes.

U.S. Holders

For purposes of this discussion, the term “U.S. Holder,” for U.S. federal income tax purposes, means a beneficial owner of securities that is (1) a citizen or resident of the United States, (2) a corporation (or an entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States or any state thereof or the District of Columbia, (3) an estate, the income of which is subject to U.S. federal income taxation regardless of its source, or (4) a trust, if (a) a court within the United States is able to exercise primary supervision over the administration of such trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (b) such trust has in effect a valid election to be treated as a domestic trust for U.S. federal income tax purposes. If a partnership (or an entity treated as a partnership for U.S. federal income tax purposes) holds securities, the U.S. federal income tax treatment of such partnership and a partner in such partnership will generally depend upon the status of the partner and the activities of the partnership. If you are a partnership, or a partner of a partnership, holding securities, you should consult your tax advisor regarding the tax consequences to you from the partnership’s purchase, ownership and disposition of the securities.

In accordance with the agreed-upon tax treatment described above, upon receipt of the redemption amount of the security from us, a U.S. Holder will recognize gain or loss equal to the difference between the amount of cash received from us and the U.S. Holder’s tax basis in the security at that time. For securities with a term of more than one year, such gain or loss will be long-term capital gain or loss if the U.S. Holder has held the security for more than one year at maturity. For securities with a term of one year or less, such gain or loss will be short-term capital gain or loss.

Upon the sale or other taxable disposition of a security, including an optional redemption, a U.S. Holder generally will recognize gain or loss equal to the difference between the amount realized on the sale or other taxable disposition and the U.S. Holder’s tax basis in the security (generally its cost). For securities with a term of more than one year, such gain or loss will be long-term capital gain or loss if the U.S. Holder has held the security for more than one year at the time of disposition. For securities with a term of one year or less, such gain or loss will be short-term capital gain or loss.

Notwithstanding the discussion above, the IRS could assert that each rebalancing of the underlying is a significant modification of the securities and, therefore, a taxable event to you. If the IRS were to prevail in treating each rebalancing of the underlying as a taxable event, you would recognize capital gain or, possibly, loss on the securities on the date of each rebalancing to the extent of the difference between the fair market value of the securities and your adjusted basis in the securities at the time of rebalancing. Such gain or loss generally would be short-term capital gain or loss. You should consult your tax advisor regarding the tax consequences to you of rebalancing the underlying.

Medicare Tax

For taxable years beginning after December 31, 2012, certain U.S. Holders that are individuals, estates, and trusts must pay a 3.8% tax (the “Medicare Tax”) on the lesser of the U.S. person’s (1) “net investment income” or “undistributed net investment income” in the case of an estate or trust and (2) the excess of modified adjusted gross income over a certain specified threshold for the taxable year. “Net investment income” generally includes income from interest, dividends, and net gains from the disposition of property (such as the securities) unless such income or net gains are derived in the ordinary course of a trade or business (other than a trade or business that is a passive activity with respect to the taxpayer or a trade or business of trading in financial instruments or commodities). Net investment income may be reduced by allowable deductions properly allocable to such gross income or net gain. Any interest earned or deemed earned on the securities and any gain on sale or other taxable disposition of the securities will be subject to the Medicare Tax. If you are an individual, estate, or trust, you are urged to consult with your tax advisor regarding application of Medicare Tax to your income and gains in respect of your investment in the securities.

Securities Held Through Foreign Entities

Under the “Hiring Incentives to Restore Employment Act” (“FATCA” or the “Act”) and recently finalized regulations, a 30% withholding tax is imposed on “withholdable payments” and certain “passthru payments” made to “foreign financial institutions” (as defined in the regulations or an applicable intergovernmental agreement) (and their more than 50% affiliates) unless the payee foreign financial institution agrees, among other things, to disclose the identity of any U.S. individual with an account at the institution (or the institution’s affiliates) and to annually report certain information about such account. The term “withholdable payments” generally includes (1) payments of fixed or determinable annual or periodical gains, profits, and income (“FDAP”), in each case, from sources within the United States, and (2) gross proceeds from the sale of any property of a type which can produce interest or dividends from sources within the United States. “Passthru payments” means any withholdable payment and any foreign passthru payment. FATCA also requires withholding agents making withholdable payments to certain foreign entities that do not disclose the name, address, and taxpayer identification number of any substantial U.S. owners (or certify that they do not have any substantial United States owners) to withhold tax at a rate of 30%. We will treat payments on the securities as withholdable payments for these purposes.

Withholding under FATCA will apply to all withholdable payments and certain passthru payments without regard to whether the beneficial owner of the payment is a U.S. person, or would otherwise be entitled to an exemption from the imposition of withholding tax pursuant to an applicable tax treaty with the United States or pursuant to U.S. domestic law. Unless a foreign financial institution is the beneficial owner of a payment, it will be subject to refund or credit in accordance with the same procedures and limitations applicable to other taxes withheld on FDAP payments provided that the beneficial owner of the payment furnishes such information as the IRS determines is necessary to determine whether such beneficial owner is a United States owned foreign entity and the identity of any substantial United States owners of such entity.

Pursuant to the recently finalized regulations described above and subject to the exceptions described below, FATCA’s withholding regime generally will apply to (i) withholdable payments (other than gross proceeds of the type described above) made after December 31, 2013 (other than certain payments made with respect to a “preexisting obligation,” as defined in the regulations); (ii) payments of gross proceeds of the type described above with respect to a sale or disposition occurring after December 31, 2016; and (iii) foreign passthru payments made after the later of December 31, 2016, or six months after the date that final regulations defining the term ”foreign passthru payment” are published. Notwithstanding the foregoing, the provisions of FATCA discussed above generally will not apply to (a) any obligation (other than an instrument that is treated as equity for U.S. tax purposes or that lacks a stated expiration or term) that is outstanding on January 1, 2014 (a “grandfathered obligation”); (b) any obligation that produces withholdable payments solely because the obligation is treated as giving rise to a dividend equivalent pursuant to Code section 871(m) and the regulations thereunder that is outstanding at any point prior to six months after the date on which obligations of its type are first treated as giving rise to dividend equivalents; and (c) any agreement requiring a secured party to make payments with respect to collateral securing one or more grandfathered obligations (even if the collateral is not itself a grandfathered obligation). Thus, if you hold your securities through a foreign financial institution or foreign entity, a portion of any of your payments made after December 31, 2013, may be subject to 30% withholding.

Non-U.S. Holders Generally

Payments made with respect to the securities to a holder of the securities that is not a U.S. Holder (a “Non-U.S. Holder”) and that has no connection with the United States other than holding its securities will not be subject to U.S. withholding tax, provided that such Non-U.S. Holder complies with applicable certification requirements. Any gain realized upon the sale or other disposition of the securities by a Non-U.S. Holder generally will not be subject to U.S. federal income tax unless (1) such gain is effectively connected with a U.S. trade or business of such Non-U.S. Holder or (2) in the case of an individual, such individual is present in the United States for 183 days or more in the taxable year of the sale or other disposition and certain other conditions are met. Any effectively connected gains described in clause (1) above realized by a Non-U.S. Holder that is, or is taxable as, a corporation for U.S. federal income tax purposes may also, under certain circumstances, be subject to an additional branch profits tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty.

Non-U.S. Holders that are subject to U.S. federal income taxation on a net income basis with respect to their investment in the securities should refer to the discussion above relating to U.S. Holders.

Substitute Dividend and Dividend Equivalent Payments

The Act and recently proposed and temporary regulations treat a “dividend equivalent” payment as a dividend from sources within the United States. Under the Act, unless reduced by an applicable tax treaty with the United States, such payments generally will be subject to U.S. withholding tax. A “dividend equivalent” payment is (i) a substitute dividend payment made pursuant to a securities lending or a sale-repurchase transaction that (directly or indirectly) is contingent upon, or determined by reference to, the payment of a dividend from sources within the United States, (ii) a payment made pursuant to a “specified notional principal contract” that (directly or indirectly) is contingent upon, or determined by reference to, the payment of a dividend from sources within the United States, and (iii) any other payment determined by the IRS to be substantially similar to a payment described in the preceding clauses (i) and (ii). Proposed regulations provide criteria for determining whether a notional principal contract will be a specified notional principal contract, effective for payments made after December 31, 2013.

Proposed regulations address whether a payment is a dividend equivalent. The proposed regulations provide that an equity-linked instrument that provides for a payment that is a substantially similar payment is treated as a notional principal contract for these purposes. An equity-linked instrument is a financial instrument or combination of financial instruments that references one or more underlying securities to determine its value, including a futures contract, forward contract, option, or other contractual arrangement. The proposed regulations consider any payment, including the payment of the purchase price or an adjustment to the purchase price, to be a substantially similar payment (and, therefore, a dividend equivalent payment) if made pursuant to an equity-linked instrument that is contingent upon or determined by reference to a dividend (including payments pursuant to a redemption of stock that gives rise to a dividend) from sources within the United States. The rules for equity-linked instruments under the proposed regulations will be effective for payments made after the rules are finalized. Where the securities reference an interest in a fixed basket of securities or a “customized index,” each security or component of such basket or customized index is treated as an underlying security in a separate notional principal contract for purposes of determining whether such notional principal contract is a specified notional principal contract or an amount received is a substantially similar payment.

We will treat any portion of a payment or deemed payment on the securities that is substantially similar to a dividend as a dividend equivalent payment, which will be subject to U.S. withholding tax unless reduced by an applicable tax treaty and a properly executed IRS Form W-8 (or other qualifying documentation) is provided. Non-U.S. Holders should consult their tax advisors regarding whether payments or deemed payments on the securities constitute dividend equivalent payments.

U.S. Federal Estate Tax Treatment of Non-U.S. Holders

The securities may be subject to U.S. federal estate tax if an individual Non-U.S. Holder holds the securities at the time of his or her death. The gross estate of a Non-U.S. Holder domiciled outside the United States includes only property situated in the United States. Individual Non-U.S. Holders should consult their tax advisors regarding the U.S. federal estate tax consequences of holding the securities at death.

IRS Notice and Proposed Legislation on Certain Financial Transactions

In Notice 2008-2, the IRS and the Treasury Department stated they are considering issuing new regulations or other guidance on whether holders of an instrument such as the securities should be required to accrue income during the term of the instrument. The IRS and Treasury Department also requested taxpayer comments on (1) the appropriate method for accruing income or expense (e.g., a mark-to-market methodology or a method resembling the noncontingent bond method), (2) whether income and gain on such an instrument should be ordinary or capital, and (3) whether foreign holders should be subject to withholding tax on any deemed income accrual. Additionally, unofficial statements made by IRS officials have indicated that they will soon be addressing the treatment of prepaid forward contracts in proposed regulations.

Accordingly, it is possible that regulations or other guidance may be issued that require holders of the securities to recognize income in respect of the securities prior to receipt of any payments thereunder or sale thereof. Any regulations or other guidance that may be issued could result in income and gain (either at maturity or upon sale) in respect of the securities being treated as ordinary income. It is also possible that a Non-U.S. Holder of the securities could be subject to U.S. withholding tax in respect of the securities under such regulations or other guidance. It is not possible to determine whether such regulations or other guidance will apply to your securities (possibly on a retroactive basis). You are urged to consult your tax advisor regarding Notice 2008-2 and its possible impact on you.

More recently, on January 24, 2013, the House Ways and Means Committee released in draft form certain proposed legislation relating to financial instruments. If enacted as proposed, the effect of that legislation generally would be to require instruments such as the securities acquired after December 31, 2013, to be marked to market on an annual basis with all gains and losses to be treated as ordinary, subject to certain exceptions. You are urged to consult your tax advisor regarding the draft legislation and its possible impact on you.

Information Reporting Regarding Specified Foreign Financial Assets

The Act and temporary and proposed regulations generally require individual U.S. Holders (“specified individuals”) and “specified domestic entities” with an interest in any “specified foreign financial asset” to file an annual report on IRS Form 8938 with information relating to the asset, including the maximum value thereof, for any taxable year in which the aggregate value of all such assets is greater than $50,000 on the last day of the taxable year or $75,000 at any time during the taxable year. Certain individuals are permitted to have an interest in a higher aggregate value of such assets before being required to file a report. The proposed regulations relating to specified domestic entities apply to taxable years beginning after December 31, 2011. Under the proposed regulations, “specified domestic entities” are domestic entities that are formed or used for the purposes of holding, directly or indirectly, specified foreign financial assets. Generally, specified domestic entities are certain closely held corporations and partnerships that meet passive income or passive asset tests and, with certain exceptions, domestic trusts that have a specified individual as a current beneficiary and exceed the reporting threshold. Specified foreign financial assets include any depository or custodial account held at a foreign financial institution; any debt or equity interest in a foreign financial institution if such interest is not regularly traded on an established securities market; and, if not held at a financial institution, (1) any stock or security issued by a non-U.S. person, (2) any financial instrument or contract held for investment where the issuer or counterparty is a non-U.S. person, and (3) any interest in an entity which is a non-U.S. person.

Depending on the aggregate value of your investment in specified foreign financial assets, you may be obligated to file an IRS Form 8938 under this provision if you are an individual U.S. Holder. Pursuant to a recent IRS Notice, reporting by domestic entities of interests in specified foreign financial assets will not be required before the date specified by final regulations, which will not be earlier than taxable years beginning after December 31, 2012. Penalties apply to any failure to file IRS Form 8938. Additionally, in the event a U.S. Holder (either a specified individual or specified domestic entity) does not file such form, the statute of limitations on the assessment and collection of U.S. federal income taxes of such U.S. Holder for the related tax year may not close before the date which is three years after the date such information is filed. You should consult your tax advisor as to the possible application to you of this information reporting requirement and related statute of limitations tolling provision.

Backup Withholding and Information Reporting

A holder of the securities (whether a U.S. Holder or a Non-U.S. Holder) may be subject to backup withholding with respect to certain amounts paid to such holder unless it provides a correct taxpayer identification number, complies with certain certification procedures establishing that it is not a U.S. Holder or establishes proof of another applicable exemption, and otherwise complies with applicable requirements of the backup withholding rules. Backup withholding is not an additional tax. You can claim a credit against your U.S. federal income tax liability for amounts withheld under the backup withholding rules, and amounts in excess of your liability are refundable if you provide the required information to the IRS in a timely fashion. A holder of the securities may also be subject to information reporting to the IRS with respect to certain amounts paid to such holder unless it (1) is a Non-U.S. Holder and provides a properly executed IRS Form W-8 (or other qualifying documentation) or (2) otherwise establishes a basis for exemption.